Exhibit 99.1

First BanCorp. Announces Earnings for the Quarter Ended September 30, 2022

  Net income of $74.6 million, or $0.40 per diluted share, for the third quarter of 2022, compared to $74.7 million, or $0.38 per diluted share, for the second quarter of 2022.
  Income before income taxes of $106.6 million for the third quarter of 2022, compared to $108.8 million for the second quarter of 2022.
  On a non-GAAP basis, pre-tax, pre-provision income of $122.4 million for the third quarter of 2022, compared to $118.8 million for the second quarter of 2022.
  Net interest income increased to $207.9 million for the third quarter of 2022, compared to $196.2 million for the second quarter of 2022, primarily due to the upward repricing of variable-rate commercial loans and higher average balances in the consumer loan portfolio. Net interest margin increased to 4.31% for the third quarter of 2022, compared to 4.00% for the second quarter of 2022.
  Provision for credit losses was $15.8 million ($9.9 million after-tax) or $0.08 per diluted share for the third quarter of 2022, reflecting an overall increase in portfolio balances, mainly in consumer and finance leases, and a deterioration in the long-term outlook of certain forecasted macroeconomic variables. The provision for credit losses for the second quarter of 2022 was $10.0 million ($6.3 million after-tax) or $0.05 per diluted share.
  Non-interest income decreased by $1.2 million to $29.7 million for the third quarter of 2022, compared to $30.9 million for the second quarter of 2022, mainly driven by a $0.6 million decrease in revenues from mortgage banking activities.
  Non-interest expenses increased by $6.9 million to $115.2 million for the third quarter of 2022, compared to $108.3 million for the second quarter of 2022, reflecting increases in employees’ compensation and benefits expense, business promotion expenses, and professional service fees, among others. The results for the third quarter of 2022 included $0.4 million in hurricane-related expenses. The efficiency ratio for the third quarter of 2022 was 48.48%, as compared to 47.69% for the second quarter of 2022.
  Income tax expense was $32.0 million for the third quarter of 2022, compared to $34.1 million for the second quarter of 2022.
  Credit quality variances:
    Non-performing assets decreased by $4.2 million to $143.3 million as of September 30, 2022, compared to $147.5 million as of June 30, 2022. The decrease was mainly driven by a $3.0 million decrease in the other real estate owned (“OREO”) portfolio balance and a $1.6 million decrease in nonaccrual loans held for investment, partially offset by a $1.1 million increase in other repossessed property.
    An annualized net charge-offs to average loans ratio of 0.31% for the third quarter of 2022, compared to 0.21% for the second quarter of 2022, in part due to $1.2 million in recoveries recorded in the second quarter of 2022 on two commercial mortgage relationships.
  Total deposits, excluding brokered certificates of deposit (“CDs”) and government deposits, decreased by $530.3 million to $13.6 billion as of September 30, 2022, primarily in the Puerto Rico and Florida regions.
  Government deposits decreased in the third quarter by $11.3 million and totaled $2.9 billion as of September 30, 2022, reflecting decreases of $153.3 million in the Virgin Islands region and $1.2 million in the Florida region, partially offset by an increase of $143.2 million in the Puerto Rico region.
  Brokered CDs decreased by $28.9 million during the third quarter to $45.2 million as of September 30, 2022.
  Total loans increased in the third quarter by $81.3 million to $11.3 billion as of September 30, 2022. The variance consisted of an increase of $112.8 million in consumer loans, partially offset by a $31.1 million decrease in residential mortgage loans and a $0.4 million decrease in commercial and construction loans. Excluding the $31.5 million decrease in the carrying value of the Small Business Administration Paycheck Protection Program (“SBA PPP”) loan portfolio, the growth in the commercial and construction loans portfolio was $31.1 million.
  Total loan originations, including refinancings, renewals and draws from existing commitments (other than credit card utilization activity), amounted to $1.1 billion in the third quarter of 2022, a decrease of $234.0 million compared to the second quarter of 2022. The decrease mainly reflects a $193.7 million decrease in commercial and construction loan originations and a $21.7 million decrease in consumer loan originations. Notwithstanding, there was an increase of $57.1 million in unfunded commercial loan commitments principally due to newly originated facilities which remained undrawn as of September 30, 2022.
  As of September 30, 2022, First BanCorp. has repurchased approximately 12.5 million shares of its common stock through open market transactions for a total purchase price of $175.0 million under the $350 million stock repurchase program announced on April 27, 2022, of which approximately 5.4 million shares for a total purchase price of $75.0 million were repurchased during the third quarter of 2022. For the nine-month period ended September 30, 2022, First BanCorp. has repurchased approximately 15.9 million shares for a total purchase price of $225.0 million.
  Capital ratios remained higher than required regulatory levels for bank holding companies and well-capitalized banks. Estimated total capital, common equity tier 1 capital (“CET1”), tier 1 capital, and leverage ratios were 19.38%, 16.66%, 16.66%, and 10.36%, respectively, as of September 30, 2022. On a non-GAAP basis, the tangible common equity ratio was 6.55% as of September 30, 2022.

SAN JUAN, Puerto Rico--(BUSINESS WIRE)--October 25, 2022--First BanCorp. (the “Corporation” or “First BanCorp.”) (NYSE: FBP), the bank holding company for FirstBank Puerto Rico (“FirstBank” or “the Bank”), today reported net income of $74.6 million, or $0.40 per diluted share, for the third quarter of 2022, compared to $74.7 million, or $0.38 per diluted share, for the second quarter of 2022, and $75.7 million, or $0.36 per diluted share, for the third quarter of 2021. Financial results for the third quarter of 2022 include a provision for credit losses of $15.8 million ($9.9 million after-tax) or a decrease of $0.08 per diluted share, compared to a provision of $10.0 million ($6.3 million after-tax) or a decrease of $0.05 per diluted share for the second quarter of 2022.

Aurelio Alemán, President and Chief Executive Officer of First BanCorp., commented: “Financial results for the third quarter continue to demonstrate the core earnings power of our franchise and our ability to achieve consistent performance. We earned $74.6 million, or $0.40 per diluted share, during the quarter and reached a record pre-tax pre-provision income of $122.4 million. This was our sixth consecutive quarterly increase in pre-tax pre-provision income, up 3% when compared to the second quarter of 2022 and 18% when compared to the same quarter last year.

Loan portfolio balances, excluding SBA PPP loans, grew by $112.8 million when compared to the second quarter of 2022, driven by increases of $112.8 million in consumer loans and $31.1 million in construction and commercial loans, partially offset by a decrease of $31.1 million in residential mortgages. Core deposits, net of government deposits and brokered CDs, decreased by $530.3 million when compared to the second quarter of 2022, primarily in the Puerto Rico and Florida regions, while government deposits decreased by $11.3 million driven by a decrease in the Virgin Islands region, offset by an increase in the Puerto Rico region. Interest-bearing deposits continue to gradually decline; however, average deposit balances for core retail customers in Puerto Rico are still 27% above pre-pandemic levels.

Earlier this quarter, Puerto Rico was affected by Hurricane Fiona which caused major flooding and property damage mostly on the south and southwestern part of the Island, as well as power outages and minor business disruptions. We were able to gradually resume branch operations the day after the storm made landfall while our headquarters and main buildings remained fully operational throughout the event. In response to the event, we established various disaster relief efforts to help the communities and clients affected, including the approval of certain payment deferral programs for Puerto Rico residents that were directly impacted by the passing of the hurricane. We thank our colleagues for their dedication and response to our clients’ needs and are highly encouraged by the strength and resiliency shown during this natural disaster underscoring our operational readiness to withstand unforeseen climate challenges. Our Florida franchise was not impacted by Hurricane Ian.

During the quarter, we launched a new institutional brand initiative, “Juntos Nada Nos Detiene”, underlining our expanded franchise and highlighting the benefits of our omnichannel capabilities for retail and commercial customers as well as our social commitment to the communities we serve. On the digital front, engagement continues to improve with active retail digital banking users up 6.7% year-over-year and capturing over 40% of deposit transactions through digital and self-service channels. Additional investments in our digital and physical infrastructure are ongoing and a crucial component of our capital planning process.

Finally, our capital plan continued to progress as we repurchased approximately 5.4 million shares for a total purchase price of $75.0 million during the third quarter. To that end, during 2022 we have repurchased approximately 15.9 million shares for approximately $225.0 million.

Our disciplined credit growth and proactive portfolio management approach allows us to perform well through the cycle and quickly adapt to changing market conditions. We continue to assess evolving market trends and remain steadfastly committed to delivering value to our shareholders.”

NON-GAAP DISCLOSURES

This press release includes certain non-GAAP financial measures, including adjusted net income, adjusted earnings per diluted share, and adjusted pre-tax, pre-provision income that exclude the effect of items that management believes are not reflective of core operating performance, are not expected to reoccur with any regularity or may reoccur at uncertain times and in uncertain amounts (the “Special Items”). Other non-GAAP financial measures include adjusted net interest income and margin, tangible common equity, tangible book value per common share, and certain capital ratios. These measures should be read in conjunction with the discussion below in Basis of Presentation – Use of Non-GAAP Financial Measures, the accompanying tables (Exhibit A), which are an integral part of this press release, and the Corporation’s other financial information that is presented in accordance with GAAP. Management believes that the presentation of these non-GAAP financial measures enhances the ability of analysts and investors to analyze trends in the Corporation’s business and understand the performance of the Corporation. The Corporation may utilize these non-GAAP financial measures as guides in its budgeting and long-term planning process.

SPECIAL ITEMS

The financial results for the third and second quarters of 2022 did not include any significant Special Items. The financial results for the third quarter of 2021 included the significant Special Items discussed below.

Quarter ended September 30, 2021

- Merger and restructuring costs of $2.3 million ($1.4 million after-tax, calculated based on the statutory rate of 37.5%) in connection with the Banco Santander Puerto Rico (“BSPR”) acquisition integration process and related restructuring initiatives. Merger and restructuring costs were primarily related to system conversions completed early in the third quarter of 2021 and other integration related efforts.

- Costs of $0.6 million ($0.4 million after-tax, calculated based on the statutory tax rate of 37.5%) related to the COVID-19 pandemic response efforts, primarily costs related to additional cleaning, safety materials, and security measures.

NET INCOME AND RECONCILIATION TO ADJUSTED NET INCOME (NON-GAAP)

Net income was $74.6 million for the third quarter of 2022, or $0.40 per diluted share, compared to $74.7 million for the second quarter of 2022, or $0.38 per diluted share. The following table shows the net income and earnings per diluted share for the third and second quarters of 2022 and reconciles, for the third quarter of 2021, the net income to adjusted net income and adjusted earnings per share, which are non-GAAP financial measures that exclude the significant Special Items identified above.

	Quarter Ended
	September 30,2022	June 30, 2022	September 30,2021
(In thousands, except per share information)
Net income, as reported (GAAP)	$74,603	$74,695	$75,678
Adjustments:
Merger and restructuring costs	-	-	2,268
COVID-19 pandemic-related expenses	-	-	640
Income tax impact of adjustments (1)	-	-	(1,091)
Adjusted net income (Non-GAAP)	$74,603	$74,695	$77,495
Preferred stock dividends	-	-	(669)
Adjusted net income attributable to common stockholders (Non-GAAP)	$74,603	$74,695	$76,826
Weighted-average diluted shares outstanding	188,319	195,366	207,796
Earnings Per Share - diluted (GAAP)	$0.40	$0.38	$0.36
Adjusted Earnings Per Share - diluted (Non-GAAP)	$0.40	$0.38	$0.37

(1) See Special Items discussion above for the individual tax impact related to the above adjustments.

INCOME BEFORE INCOME TAXES AND RECONCILIATION TO ADJUSTED PRE-TAX, PRE-PROVISION INCOME (NON-GAAP)

Income before income taxes was $106.6 million for the third quarter of 2022, compared to $108.8 million for the second quarter of 2022. Adjusted pre-tax, pre-provision income was $122.4 million for the third quarter of 2022, compared to $118.8 million for the second quarter of 2022. The following table reconciles income before income taxes to adjusted pre-tax, pre-provision income for the last five quarters:

	Quarter Ended
	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021
(Dollars in thousands)
Income before income taxes	$106,631	$108,798	$125,625	$115,260	$112,735
Add/Less: Provision for credit losses expense (benefit)	15,783	10,003	(13,802)	(12,209)	(12,082)
Add: COVID-19 pandemic-related expenses	-	-	-	4	640
Add: Merger and restructuring costs	-	-	-	1,853	2,268
Adjusted pre-tax, pre-provision income (1)	$122,414	$118,801	$111,823	$104,908	$103,561
Change from most recent prior quarter (amount)	$3,613	$6,978	$6,915	$1,347	$6,914
Change from most recent prior quarter (percentage)	3.0%	6.2%	6.6%	1.3%	7.2%

(1) Non-GAAP financial measure. See Basis of Presentation below for definition and additional information about this non-GAAP financial measure.

NET INTEREST INCOME

The following table sets forth information concerning net interest income for the last five quarters:

	Quarter Ended
(Dollars in thousands)	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021
Net Interest Income
Interest income	$222,683	$208,625	$197,854	$198,435	$200,172
Interest expense	14,773	12,439	12,230	14,297	15,429
Net interest income	$207,910	$196,186	$185,624	$184,138	$184,743

Average Balances
Loans and leases	$11,218,864	$11,102,310	$11,106,855	$11,108,997	$11,223,926
Total securities, other short-term investments and interest-bearing cash balances	7,938,530	8,568,022	8,647,087	9,140,313	9,134,121
Average interest-earning assets	$19,157,394	$19,670,332	$19,753,942	$20,249,310	$20,358,047

Average interest-bearing liabilities	$11,026,975	$11,567,228	$11,211,780	$11,467,480	$11,718,557

Average Yield/Rate
Average yield on interest-earning assets - GAAP	4.61%	4.25%	4.06%	3.89%	3.90%
Average rate on interest-bearing liabilities - GAAP	0.53%	0.43%	0.44%	0.49%	0.52%
Net interest spread - GAAP	4.08%	3.82%	3.62%	3.40%	3.38%
Net interest margin - GAAP	4.31%	4.00%	3.81%	3.61%	3.60%

Net interest income amounted to $207.9 million for the third quarter of 2022, an increase of $11.7 million, compared to $196.2 million for the second quarter of 2022. The increase in net interest income was mainly due to:

  A $9.0 million increase in interest income on commercial and construction loans, of which approximately $8.0 million is related to the upward repricing of variable-rate commercial and construction loans and loans originated during the quarter with higher interest rates associated to the overall increase in market rates. The interest rate on approximately 42% of the Corporation’s commercial and construction loans is based upon LIBOR, SOFR and other indexes and 16% is based upon the Prime rate index. For the third quarter of 2022, the average one-month LIBOR increased 148 basis points, the average three-month LIBOR increased 149 basis points, the average Prime rate increased 142 basis points, and the average three-month SOFR increased 152 basis points, compared to the average rates for such indexes during the second quarter of 2022.

  Furthermore, the increase in interest income on commercial and construction loans include (i) an increase of $64.4 million in the average balance of this portfolio, excluding SBA PPP loans, which resulted in an increase of approximately $0.8 million in interest income, and (ii) the positive effect of one additional day in the third quarter, which resulted in an increase of approximately $0.8 million in this portfolio, partially offset by the effects in the second quarter of interest income of approximately $0.8 million realized from deferred interest recognized on three commercial loans paid off.
  A $4.1 million increase in interest income on consumer loans and finance leases, primarily due to an increase of approximately $126.3 million in the average balance of this portfolio, which resulted in an increase in interest income of approximately $3.1 million, the favorable impact of one additional day in the second quarter, which resulted in an increase in interest income of approximately $0.7 million and, to a lesser extent, the effects of higher yields in consumer loans, mainly in the credit card portfolio associated to the overall increase in market rates.
  A $1.8 million increase in interest income from interest-bearing cash balances, which consisted primarily of deposits maintained at the Federal Reserve Bank (“FED”), with an average yield of 2.09% during the third quarter of 2022 compared to 0.75% in the second quarter of 2022, mainly attributable to increases in the federal funds target rate, partially offset by the effects associated with the $647.5 million decrease in the average balance of interest-bearing cash balances.

Partially offset by:

  A $2.3 million increase in interest expense, including:

  - a net increase of $2.4 million in interest expense on interest-bearing deposits, excluding brokered CDs, mainly associated with higher average rates paid in the third quarter, partially offset by the effects of a $424.8 million reduction in the average balance of such deposits, and

  - a $0.6 million increase related to the upward repricing of floating rate junior subordinated debentures, partially offset by a $0.6 million decrease associated with the full repayment during the third quarter of the $200 million Federal Home Loan Bank (“FHLB”) advances outstanding as of June 30, 2022.
  A $0.7 million decrease in interest income on residential mortgage loans primarily due to a decrease of $35.5 million in the average balance of this portfolio.
  A $0.2 million decrease in interest income on investment securities, mainly due to a $0.6 million decrease in interest income on U.S. agencies MBS due to a cumulative benefit recognized in the second quarter of 2022 associated with the effects of lower levels of prepayments which resulted in lower premium amortization, partially offset by the impact of higher reinvestment yields in U.S. government and agencies debt securities.

Net interest margin for the third quarter of 2022 increased to 4.31%, when compared to 4.00% for the second quarter of 2022, mainly due to repricing of assets previously mentioned and the change in asset mix to higher yielding earning assets.

NON-INTEREST INCOME

The following table sets forth information concerning non-interest income for the last five quarters:

	Quarter Ended
	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021
(In thousands)
Service charges and fees on deposit accounts	$9,820	$9,466	$9,363	$9,502	$8,690
Mortgage banking activities	3,400	4,082	5,206	5,223	6,098
Other operating income	16,473	17,393	18,289	15,653	15,158
Non-interest income	$29,693	$30,941	$32,858	$30,378	$29,946

Non-interest income amounted to $29.7 million for the third quarter of 2022, compared to $30.9 million for the second quarter of 2022. The $1.2 million decrease in non-interest income was mainly due to:

  The effect in the second quarter of 2022 of a $0.9 million gain recorded on the sale of a banking facility related to branch consolidation efforts.
  A $0.6 million decrease in revenues from mortgage banking activities, mainly driven by a decrease in net realized gains on sales of residential mortgage loans in the secondary market due to a lower volume of sales. During the third and second quarters of 2022, net gains of $1.5 million and $2.2 million, respectively, were recognized as a result of Government National Mortgage Association (“GNMA”) securitization transactions and whole loan sales to U.S. government-sponsored entities (“GSEs”) amounting to $48.5 million and $64.2 million, respectively.
  A $0.5 million net decrease in transactional fee income in point-of-sale terminals (“POS”) and merchant transactions, mainly driven by lower transactional volumes due to disruptions associated with the passing of Hurricane Fiona through Puerto Rico.

Partially offset by:

  A $0.8 million benefit related to income tax credits purchased in the third quarter of 2022.
  A $0.3 million increase in service charges and fees on deposit accounts, net of $0.1 million of waived fees associated with the passing of the hurricane.

NON-INTEREST EXPENSES

The following table sets forth information concerning non-interest expenses for the last five quarters:

	Quarter Ended
	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021
(In thousands)
Employees' compensation and benefits	$52,939	$51,304	$49,554	$49,681	$50,220
Occupancy and equipment	22,543	21,505	22,386	21,589	23,306
Deposit insurance premium	1,466	1,466	1,673	1,253	1,381
Other insurance and supervisory fees	2,387	2,303	2,235	2,127	2,249
Taxes, other than income taxes	5,349	4,689	5,018	5,138	5,238
Professional service fees:
Collections, appraisals and other credit-related fees	1,261	1,075	909	874	1,451
Outsourcing technology services	7,564	7,636	6,905	7,909	8,878
Other professional fees	3,724	3,325	2,780	3,154	3,225
Credit and debit card processing expenses	6,410	5,843	4,121	5,523	5,573
Business promotion	5,136	4,042	3,463	5,794	3,370
Communications	2,272	1,978	2,151	2,268	2,250
Net gain on OREO operations	(1,064)	(1,485)	(720)	(1,631)	(2,288)
Merger and restructuring costs	-	-	-	1,853	2,268
Other	5,202	4,645	6,184	5,933	6,915
Total	$115,189	$108,326	$106,659	$111,465	$114,036

Non-interest expenses amounted to $115.2 million in the third quarter of 2022, an increase of $6.9 million from $108.3 million in the second quarter of 2022. The $6.9 million increase reflects, among other things, the following significant variances:

  A $1.6 million increase in employees’ compensation and benefits expense, driven by $0.8 million in merit increases, a $0.7 million increase in medical insurance, and $0.6 million due to the impact of one additional day in the third quarter, partially offset by a $0.7 million decrease in bonuses and incentive-based compensation.
  A $1.1 million increase in business promotion expenses, mainly related to a $0.5 million increase in advertising and marketing activities and $0.3 million in donations to non-profit organizations in the municipalities most affected by Hurricane Fiona.
  A $1.0 million increase in occupancy and equipment costs, primarily related to the resolution of a rent contingency during the second quarter of 2022 and an increase in software maintenance charges.
  A $0.7 million increase in taxes, other than income taxes.
  A $0.7 million increase in other non-interest expenses, mainly driven by the reversal of a $1.0 million reserve upon resolution of an operational loss during the second quarter of 2022.
  A $0.6 million increase in credit and debit card processing expenses, in part due to higher credit card association fees recognized during the quarter.
  A $0.5 million increase in professional service fees, mainly due to a $0.3 million increase in consulting fees driven by various technology projects and a $0.2 million increase in foreclosure expenses.
  A $0.4 million decrease in net gains on OREO operations, mainly due to lower net realized gains on sales of OREO properties, primarily residential properties in the Puerto Rico region.

INCOME TAXES

The Corporation recorded an income tax expense of $32.0 million for the third quarter of 2022, compared to $34.1 million for the second quarter of 2022. The variance was related to lower pre-tax income when compared to the prior quarter, coupled with a higher benefit recognized on discrete items.

The Corporation’s estimated effective tax rate, excluding entities with pre-tax losses from which a tax benefit cannot be recognized and discrete items, remained relatively flat at 31.8%, compared to 31.7% for the second quarter of 2022. As of September 30, 2022, the Corporation had a deferred tax asset of $166.1 million, net of a valuation allowance of $195.8 million against the deferred tax assets. The Corporation’s banking subsidiary, FirstBank, had a deferred tax asset of $166.0 million, net of a valuation allowance of $158.7 million.

CREDIT QUALITY

Non-Performing Assets

The following table sets forth information concerning non-performing assets for the last five quarters:

(Dollars in thousands)	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021
Nonaccrual loans held for investment:
Residential mortgage	$43,036	$44,588	$48,818	$55,127	$60,589
Commercial mortgage	23,741	24,753	26,576	25,337	26,812
Commercial and Industrial	15,715	17,079	18,129	17,135	18,990
Construction	2,237	2,375	2,543	2,664	6,093
Consumer and finance leases	12,787	10,315	10,964	10,454	9,657
Total nonaccrual loans held for investment	$97,516	$99,110	$107,030	$110,717	$122,141
OREO	38,682	41,706	42,894	40,848	43,798
Other repossessed property	4,936	3,840	3,823	3,687	3,550
Other assets (1)	2,193	2,809	2,727	2,850	2,894
Total non-performing assets (2)	$143,327	$147,465	$156,474	$158,102	$172,383

Past due loans 90 days and still accruing (3)	$81,790	$94,485	$118,798	$115,448	$148,322
Nonaccrual loans held for investment to total loans held for investment	0.86%	0.88%	0.96%	1.00%	1.10%
Nonaccrual loans to total loans	0.86%	0.88%	0.96%	1.00%	1.09%
Non-performing assets to total assets	0.78%	0.76%	0.79%	0.76%	0.81%
(1)	Residential pass-through MBS issued by the Puerto Rico Housing Finance Authority ("PRHFA") held as part of the available-for-sale debt securities portfolio.
(2)

Excludes purchased-credit deteriorated ("PCD") loans previously accounted for under Accounting Standards Codification ("ASC") Subtopic 310-30 for which the Corporation made the accounting policy election of maintaining pools of loans as “units of account” both at the time of adoption of current expected credit losses ("CECL") on January 1, 2020 and on an ongoing basis for credit loss measurement. These loans will continue to be excluded from nonaccrual loan statistics as long as the Corporation can reasonably estimate the timing and amount of cash flows expected to be collected on the loan pools. The portion of such loans contractually past due 90 days or more amounted to $12.8 million as of September 30, 2022 (June 30, 2022 - $15.3 million; March 31, 2022 - $18.0 million; December 31, 2021 - $20.6 million; September 30, 2021 - $22.1 million).

(3)

These include rebooked loans, which were previously pooled into GNMA securities, amounting to $8.0 million as of September 30, 2022 (June 30, 2022 - $10.8 million; March 31, 2022 - $9.5 million; December 31, 2021 - $7.2 million; September 30, 2021 - $8.5 million). Under the GNMA program, the Corporation has the option but not the obligation to repurchase loans that meet GNMA’s specified delinquency criteria. For accounting purposes, the loans subject to the repurchase option are required to be reflected on the financial statements with an offsetting liability.

Variances in credit quality metrics:

  Total non-performing assets decreased by $4.2 million to $143.3 million as of September 30, 2022, compared to $147.5 million as of June 30, 2022. Total nonaccrual loans held for investment decreased by $1.6 million to $97.5 million as of September 30, 2022, compared to $99.1 million as of June 30, 2022.

  The decrease in non-performing assets was mainly driven by:

  - A $3.0 million decrease in the OREO portfolio balance, mainly in the Puerto Rico region.

  - A $2.5 million decrease in nonaccrual commercial and construction loans mainly related to payoffs and paydowns received during the third quarter.

  - A $1.6 million decrease in nonaccrual residential mortgage loans, mainly related to $3.6 million of loans restored to accrual status and $1.9 million of collections, partially offset by inflows of $4.8 million.

  Partially offset by:

  - A $2.5 million increase in nonaccrual consumer loans, associated with the overall portfolio growth.

  - A $1.1 million increase in other repossessed property, mainly due to repossessions in the auto portfolio.
  Inflows to nonaccrual loans held for investment were $20.3 million, a $3.9 million increase compared to inflows of $16.4 million in the second quarter of 2022. Inflows to nonaccrual consumer loans were $15.3 million, an increase of $3.9 million compared to inflows of $11.4 million in the second quarter of 2022. Inflows to nonaccrual residential mortgage loans were $4.8 million in the third quarter of 2022, an increase of $0.4 million compared to inflows of $4.4 million in the second quarter of 2022. Inflows to nonaccrual commercial and construction loans were $0.2 million in the third quarter of 2022, a decrease of $0.4 million compared to inflows of $0.6 million in the second quarter of 2022. See Early Delinquency below for additional information.
  Adversely classified commercial and construction loans decreased by $17.3 million to $153.4 million as of September 30, 2022. The decrease was mostly driven by a $6.2 million payoff of loans associated with two commercial and industrial relationships in the Puerto Rico region, each in excess of $1 million, and the upgrade in the credit risk classification of loans totaling $6.0 million related to a commercial and industrial relationship in the Florida region.
  Total Troubled Debt Restructured (“TDR”) loans held for investment were $387.7 million as of September 30, 2022, down $6.8 million from June 30, 2022. Approximately $340.1 million of total TDR loans held for investment were in accrual status as of September 30, 2022. These figures exclude $54.8 million of government-guaranteed TDR residential mortgage loans (i.e., Federal Housing Administration and Veterans Administration loans).

Early Delinquency

Total loans held for investment in early delinquency (i.e., 30-89 days past due accruing loans, as defined in regulatory reporting instructions) amounted to $113.9 million as of September 30, 2022, an increase of $21.7 million, compared to $92.2 million as of June 30, 2022. The variances by major portfolio categories are as follows:

- Consumer loans in early delinquency increased in the third quarter by $20.6 million to $73.9 million, mainly in auto loans, in part reflecting disruptions in regular payment streams due to the passing of Hurricane Fiona through Puerto Rico.

- Commercial and construction loans in early delinquency increased by $2.6 million to $8.2 million, in part due to a $1.4 million matured loan that is in the process of renewal but for which the Corporation continues to receive principal and interest payments from the borrower.

- Residential mortgage loans in early delinquency decreased by $1.5 million to $31.8 million.

On September 17, 2022, Hurricane Fiona made landfall in the southwestern part of Puerto Rico as a Category 1 storm. The Corporation established a Natural Disaster Deferral or Extension Program, with a term not to extend beyond December 31, 2022, for residents of Puerto Rico that were directly impacted by the passing of the hurricane and whose accounts were no more than 60 days past due. This program provides payment deferral or term extension on a one payment basis, not to exceed three payments, to retail borrowers (i.e. personal loans, auto loans, finance leases, credit cards and residential mortgage loans) that contact the Corporation by October 31, 2022 to request the payment extension. In addition, the Corporation waived any late charges assessed as a result of the delinquency caused by the hurricane for all borrowers affected by Hurricane Fiona from September 16th to September 30th. As of October 20, 2022, the Corporation has entered into deferral or extension payment agreements on 2,998 retail loans totaling $56.0 million.

Allowance for Credit Losses

The following table summarizes the activity of the allowance for credit losses (“ACL”) for on-balance sheet and off-balance sheet exposures during the third and second quarters of 2022:

	Quarter ended September 30,2022
	Loans and Finance Leases					Debt Securities
	Residential Mortgage Loans	Commercial and Construction Loans	Consumer Loans and Finance Leases	Total Loans and Finance Leases	Unfunded Loans Commitments	Held-to- Maturity	Available- for-Sale	Total ACL
Allowance for Credit Losses
(Dollars in thousands)
Allowance for credit losses, beginning balance	$65,231	$70,842	$116,079	$252,152	$2,171	$8,885	$676	$263,884
Provision for credit losses - expense (benefit)	755	(3,790)	17,387	14,352	2,071	(628)	(12)	15,783
Net (charge-offs) recoveries	(907)	520	(8,258)	(8,645)	-	-	-	(8,645)
Allowance for credit losses, end of period	$65,079	$67,572	$125,208	$257,859	$4,242	$8,257	$664	$271,022
Amortized cost of loans and finance leases	$2,830,974	$5,247,894	$3,219,750	$11,298,618
Allowance for credit losses on loans to amortized cost	2.30%	1.29%	3.89%	2.28%

	Quarter ended June 30, 2022
	Loans and Finance Leases					Debt Securities
	Residential Mortgage Loans	Commercial and Construction Loans	Consumer Loans and Finance Leases	Total Loans and Finance Leases	Unfunded Loans Commitments	Held-to- Maturity	Available- for-Sale	Total ACL
Allowance for Credit Losses
(Dollars in thousands)
Allowance for credit losses, beginning balance	$68,820	$68,764	$107,863	$245,447	$1,359	$12,324	$711	$259,841
Provision for credit losses - (benefit) expense	(2,797)	314	15,148	12,665	812	(3,439)	(35)	10,003
Net (charge-offs) recoveries	(792)	1,764	(6,932)	(5,960)	-	-	-	(5,960)
Allowance for credit losses, end of period	$65,231	$70,842	$116,079	$252,152	$2,171	$8,885	$676	$263,884
Amortized cost of loans and finance leases	$2,851,685	$5,248,340	$3,106,849	$11,206,874
Allowance for credit losses on loans to amortized cost	2.29%	1.35%	3.74%	2.25%

The main variances of the total ACL by main categories are discussed below:

Allowance for Credit Losses for Loans and Finance Leases

As of September 30, 2022, the ACL for loans and finance leases was $257.9 million, an increase of $5.8 million, from $252.1 million as of June 30, 2022. The ACL for consumer loans increased by $9.1 million, primarily reflecting the effect of the increase in the size of the consumer loan portfolios, the increase in historical charge-off levels associated to the overall portfolio growth, and a deterioration in the long-term outlook of certain macroeconomic variables, such as the regional unemployment rate. On the other hand, the ACL for commercial and construction loans decreased by $3.2 million, mostly due to a reduction in reserves due to updated borrowers’ financial information received during the third quarter of 2022, partially offset by a deterioration in the long-term outlook of forecasted macroeconomic variables. The ACL for residential mortgage loans decreased by $0.1 million, primarily due to the overall reduction in the size of this portfolio, partially offset by a deterioration in the long-term outlook of forecasted macroeconomic variables, primarily in the housing price index.

  The provision for credit losses on loans and finance leases was $14.4 million for the third quarter of 2022, compared to $12.7 million in the second quarter of 2022.

  - Provision for credit losses for the residential mortgage loan portfolio was an expense of $0.8 million for the third quarter of 2022, compared to a net benefit of $2.8 million in the second quarter of 2022. The expense recorded in the third quarter of 2022 was primarily related to a deterioration in the long-term outlook of forecasted macroeconomic variables, primarily in the housing price index, partially offset by the overall decrease in the size of the residential mortgage portfolio which decreased at a lower level than in the second quarter of 2022.

  - Provision for credit losses for the consumer loans and finance leases portfolio was an expense of $17.4 million for the third quarter of 2022, compared to an expense of $15.2 million in the second quarter of 2022, primarily reflecting the effect of the increase in the size of the consumer loan portfolios, an increase in charge-off levels, and a deterioration in macroeconomic variables, such as the regional unemployment rate.

  - Provision for credit losses for the commercial and construction loan portfolio was a net benefit of $3.8 million for the third quarter of 2022, compared to an expense of $0.3 million in the second quarter of 2022. The net benefit recognized during the third quarter of 2022 was related mostly to a reduction in reserves due to updated financial information received during the third quarter of 2022.
  The ratio of the ACL for loans and finance leases to total loans held for investment was 2.28% as of September 30, 2022, compared to 2.25% as of June 30, 2022. The ratio of the total ACL for loans and finance leases to nonaccrual loans held for investment was 264% as of September 30, 2022, compared to 254% as of June 30, 2022.

As previously mentioned, on September 17, 2022, Hurricane Fiona made landfall in the southwestern part of Puerto Rico as a Category 1 storm. As part of its ACL calculation, the Corporation considers the need for qualitative adjustments that include factors such as natural disasters. For the commercial and construction loan portfolios, the Corporation conducted a preliminary review of loans in the Puerto Rico region and determined that their operations were not materially impacted from this event. As a result of this assessment, as of September 30, 2022, management determined that no separate qualitative reserves of the ACL were required. Notwithstanding, estimates of the storm’s effect on loan losses may change over time as additional information becomes available and any related revisions in the ACL calculation will be reflected in the provision for credit losses as they occur.

Net Charge-Offs

The following table presents ratios of annualized net charge-offs (recoveries) to average loans held-in-portfolio for the last five quarters:

	Quarter Ended
	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021	September 30,2021

Residential mortgage	0.13%	0.11%	0.15%	0.13%	2.94%	(1)
Commercial mortgage	-0.01%	-0.22%	0.00%	0.01%	0.07%
Commercial and industrial	-0.07%	-0.07%	-0.10%	0.10%	-0.04%
Construction	0.07%	-0.09%	-0.03%	-0.03%	-0.08%
Consumer loans and finance leases	1.05%	0.91%	0.85%	0.75%	0.64%
Total loans	0.31%	0.21%	0.24%	0.26%	0.99%	(1)
___________
(1)

Includes net charge-offs totaling $23.1 million associated with a bulk sale of residential mortgage nonaccrual loans and related servicing advance receivables. Excluding net charge-offs associated with the bulk sale, residential mortgage and total net charge-offs to related average loans for the third quarter of 2021 was 0.05% and 0.17%, respectively.

The ratios above are based on annualized net charge-offs and are not necessarily indicative of the results expected in subsequent periods.

Net charge-offs were $8.6 million for the third quarter of 2022, or an annualized 0.31% of average loans, compared to $6.0 million, or an annualized 0.21% of average loans, in the second quarter of 2022. The increase of $2.6 million in net charge-offs included the following:

  A $1.3 million increase in consumer loan net charge-offs, primarily reflecting increases in charge-offs taken on auto and personal loans.
  A $1.2 million decrease in commercial and construction loan net recoveries mainly related to $1.2 million in recoveries recorded in the second quarter of 2022 on two commercial mortgage relationships.
  A $0.1 million increase in residential mortgage loan net charge-offs.

Allowance for Credit Losses for Unfunded Loan Commitments

The Corporation estimates expected credit losses over the contractual period during which the Corporation is exposed to credit risk as a result of a contractual obligation to extend credit, such as pursuant to unfunded loan commitments and standby letters of credit for commercial and construction loans, unless the obligation is unconditionally cancellable by the Corporation. The ACL for off-balance sheet credit exposures is adjusted as a provision for credit loss expense. As of September 30, 2022, the ACL for off-balance sheet credit exposures was $4.2 million, an increase of $2.0 million from $2.2 million as of June 30, 2022, mainly driven by an increase of $57.1 million in unfunded loan commitments principally due to newly originated facilities which remained undrawn as of September 30, 2022.

Allowance for Credit Losses for Held-to-Maturity Debt Securities

As of September 30, 2022, the ACL for held-to-maturity debt securities related to Puerto Rico municipal bonds. As of September 30, 2022, the ACL for held-to-maturity debt securities was $8.3 million, compared to $8.9 million as of June 30, 2022.

STATEMENT OF FINANCIAL CONDITION

Total assets were approximately $18.4 billion as of September 30, 2022, down $1.1 billion from June 30, 2022.

The following variances within the main components of total assets are noted:

  A $708.5 million decrease in cash and cash equivalents mainly related to the overall decline in total deposits, the repayment of $200 million in FHLB advances that matured in the third quarter, the funding of new loan originations, and the repurchase of approximately 5.4 million shares of common stock for a total purchase price of approximately $75.0 million. Liquidity levels have remained high with the ratio of cash and liquid securities to total assets at 18.6% as of September 30, 2022, compared to 23.1% as of June 30, 2022.
  A $432.3 million decrease in investment securities, mainly driven by a $270.9 million decrease in the fair value of available-for-sale debt securities attributable to changes in market interest rates and the repayments of approximately $148.3 million of U.S. agencies MBS.
  An $81.3 million increase in total loans. The increase consisted of a $61.5 million increase in the Florida region and a $24.7 million increase in the Puerto Rico region, partially offset by a reduction of $4.9 million in the Virgin Islands region. On a portfolio basis, the increase consisted of a $112.8 million increase in consumer loans, partially offset by a decrease of $31.1 million in residential mortgage loans and a decrease of $0.4 million in commercial and construction loans (net of the $31.5 million decrease in the carrying value of the SBA PPP loan portfolio). Excluding the $31.5 million decrease in the carrying value of the SBA PPP loan portfolio, commercial and construction loans increased by $31.1 million mainly reflecting the origination of loans related to eleven commercial and construction relationships, each in excess of $10 million, that increased the portfolio balance by $197.0 million, partially offset by payoffs and paydowns, of which $75.8 million related to payoffs and paydowns of five commercial and construction relationships each in excess of $10 million.

  Total loan originations, including refinancings, renewals and draws from existing commitments (excluding credit card utilization activity), amounted to $1.1 billion in the third quarter of 2022, a decrease of $234.0 million compared to the second quarter of 2022. The decrease in total loan originations consisted of: (i) a $193.7 million decrease in commercial and construction loan originations; (ii) a $21.7 million decrease in consumer loan originations; and (iii) an $18.6 million decrease in residential mortgage loan originations. Notwithstanding, there was an increase of $57.1 million in unfunded commercial loan commitments principally due to newly originated facilities which remained undrawn as of September 30, 2022.

  Total loan originations in the Puerto Rico region amounted to $839.7 million in the third quarter of 2022, a decrease of $154.1 million when compared to $993.8 million in the second quarter of 2022. The $154.1 million decrease in total loan originations in the Puerto Rico region consisted of: (i) a $117.7 million decrease in commercial and construction loan originations; (ii) a $22.6 million decrease in consumer loan originations; partially offset by a $13.8 million decrease in residential mortgage loan originations.

  Total loan originations in the Florida region amounted to $267.1 million in the third quarter of 2022, compared to $328.0 million in the second quarter of 2022. The decrease of $60.9 million in total loan originations in the Florida region consisted of: (i) a $56.8 million decrease in commercial and construction loan originations; (ii) a $3.7 million decrease in residential mortgage loan originations; and (iii) a $0.4 million decrease in consumer loan originations.

  Total loan originations in the Virgin Islands region amounted to $17.8 million in the third quarter of 2022, compared to $36.8 million in the second quarter of 2022. The decrease of $19.0 million in total loan originations in the Virgin Islands region consisted of: (i) a $19.2 million decrease in commercial and construction loan originations; (ii) a $1.1 million decrease in residential mortgage loan originations; and (iii) a $1.3 million increase in consumer loan originations.

Total liabilities were approximately $17.2 billion as of September 30, 2022, down $797.0 million from June 30, 2022.

The decrease in total liabilities was mainly due to:

  A $530.3 million decrease in total deposits, excluding brokered CDs and government deposits, reflecting reductions of $272.7 million in the Puerto Rico region, $224.1 million in the Florida region, and $33.5 million in the Virgin Islands region.
  A $28.9 million decrease in brokered CDs.
  An $11.3 million decrease in government deposits, consisting of decreases of $153.3 million in the Virgin Islands region and $1.2 million in the Florida region, partially offset by an increase of $143.2 million in the Puerto Rico region.
  A $200 million decrease in FHLB advances, which matured and were repaid in August.

Total stockholders’ equity amounted to $1.3 billion as of September 30, 2022, a decrease of $292.6 million from June 30, 2022. The decrease was driven by the $270.9 million increase in other comprehensive loss (“OCL”) directly related to reductions in the fair value of available-for-sale debt securities due to changes in market interest rates, the repurchase of approximately 5.4 million shares of common stock for a total purchase price of approximately $75.0 million as part of the $350 million stock repurchase program announced in April 2022, and $22.7 million in quarterly dividends declared to common stock shareholders. These variances were partially offset by earnings generated in the third quarter.

As of September 30, 2022, capital ratios exceeded the required regulatory levels for bank holding companies and well-capitalized banks. The Corporation’s estimated common equity tier 1 capital, tier 1 capital, total capital and leverage ratios under the Basel III rules were 16.66%, 16.66%, 19.38%, and 10.36%, respectively, as of September 30, 2022, compared to common equity tier 1 capital, tier 1 capital, total capital and leverage ratios of 16.95%, 16.95%, 19.67%, and 10.18%, respectively, as of June 30, 2022.

Meanwhile, estimated common equity tier 1 capital, tier 1 capital, total capital and leverage ratios of our banking subsidiary, FirstBank Puerto Rico, were 17.00%, 17.82%, 19.07%, and 11.08%, respectively, as of September 30, 2022, compared to common equity tier 1 capital, tier 1 capital, total capital and leverage ratios of 16.88%, 17.71%, 18.96%, and 10.63%, respectively, as of June 30, 2022.

Tangible Common Equity

The Corporation’s tangible common equity ratio decreased to 6.55% as of September 30, 2022, compared to 7.67% as of June 30, 2022. The decrease in tangible common equity includes a $270.9 million increase in OCL, $75.0 million in repurchases of common stock, and $22.7 million in quarterly dividends declared during the third quarter.

The following table presents a reconciliation of the Corporation’s tangible common equity and tangible assets to the most comparable GAAP items as of the indicated dates:

	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021
(In thousands, except ratios and per share information)
Tangible Equity:
Total equity - GAAP	$1,265,333	$1,557,916	$1,781,102	$2,101,767	$2,197,965
Preferred equity	-	-	-	-	(36,104)
Goodwill	(38,611)	(38,611)	(38,611)	(38,611)	(38,611)
Purchased credit card relationship intangible	(376)	(599)	(873)	(1,198)	(1,992)
Core deposit intangible	(22,818)	(24,736)	(26,648)	(28,571)	(30,494)
Insurance customer relationship intangible	(51)	(89)	(127)	(165)	(203)

Tangible common equity	$1,203,477	$1,493,881	$1,714,843	$2,033,222	$2,090,561

Tangible Assets:
Total assets - GAAP	$18,442,034	$19,531,635	$19,929,037	$20,785,275	$21,256,154
Goodwill	(38,611)	(38,611)	(38,611)	(38,611)	(38,611)
Purchased credit card relationship intangible	(376)	(599)	(873)	(1,198)	(1,992)
Core deposit intangible	(22,818)	(24,736)	(26,648)	(28,571)	(30,494)
Insurance customer relationship intangible	(51)	(89)	(127)	(165)	(203)

Tangible assets	$18,380,178	$19,467,600	$19,862,778	$20,716,730	$21,184,854

Common shares outstanding	186,258	191,626	198,701	201,827	206,496

Tangible common equity ratio	6.55%	7.67%	8.63%	9.81%	9.87%
Tangible book value per common share	$6.46	$7.80	$8.63	$10.07	$10.12

Exposure to Puerto Rico Government

As of September 30, 2022, the Corporation had $327.2 million of direct exposure to the Puerto Rico government, its municipalities and public corporations, compared to $353.2 million as of June 30, 2022. As of September 30, 2022, approximately $170.4 million of the exposure consisted of loans and obligations of municipalities in Puerto Rico that are supported by assigned property tax revenues and for which, in most cases, the good faith, credit and unlimited taxing power of the applicable municipality have been pledged to their repayment, and $113.9 million consisted of loans and obligations which are supported by one or more specific sources of municipal revenues. The Corporation’s total direct exposure to the Puerto Rico government also included $11.5 million in loans extended to an affiliate of a public corporation, $28.0 million in loans to an agency of the Puerto Rico central government, and obligations of the Puerto Rico government, specifically a residential pass-through MBS issued by the PRHFA, at an amortized cost of $3.4 million (fair value of $2.2 million as of September 30, 2022), included as part of the Corporation’s available-for-sale debt securities portfolio. This residential pass-through MBS issued by the PRHFA is collateralized by certain second mortgages and had an unrealized loss of $1.2 million as of September 30, 2022, of which $0.4 million is due to credit deterioration.

The aforementioned exposure to municipalities in Puerto Rico included $165.4 million of financing arrangements with Puerto Rico municipalities that were issued in bond form but underwritten as loans with features that are typically found in commercial loans. These bonds are accounted for as held-to-maturity debt securities. As of September 30, 2022, the ACL for these securities was $8.3 million, compared to $8.9 million as of June 30, 2022.

As of September 30, 2022, the Corporation had $2.5 billion of public sector deposits in Puerto Rico, compared to $2.3 billion as of June 30, 2022. Approximately 25% of the public sector deposits as of September 30, 2022, were from municipalities and municipal agencies in Puerto Rico and 75% were from public corporations, the Puerto Rico central government and agencies, and U.S. federal government agencies in Puerto Rico.

Conference Call / Webcast Information

First BanCorp.’s senior management will host an earnings conference call and live webcast on Tuesday, October 25, 2022, at 10:00 a.m. (Eastern Time). The call may be accessed via a live Internet webcast through the investor relations section of the Corporation’s web site: fbpinvestor.com or through a dial-in telephone number at (833) 927-1758 or (929) 526–1599 for international callers. The participant access code is 003649. The Corporation recommends that listeners go to the web site at least 15 minutes prior to the call to download and install any necessary software. Following the webcast presentation, a question and answer session will be made available to research analysts and institutional investors. A replay of the webcast will be archived in the investor relations section of First BanCorp.’s website, fbpinvestor.com, until October 25, 2023. A telephone replay will be available one hour after the end of the conference call through November 24, 2022 at (866) 813-9403. The replay access code is 980808.

Safe Harbor

This press release may contain “forward-looking statements” concerning the Corporation’s future economic, operational and financial performance. The words or phrases “expect,” “anticipate,” “intend,” “should,” “would,” “will,” “plans,” “forecast,” “believe” and similar expressions are meant to identify “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor created by such sections. The Corporation cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date hereof, and advises readers that any such forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties, estimates and assumptions by us that are difficult to predict. Various factors, some of which are beyond our control, including, but not limited to, the uncertainties more fully discussed in Part I, Item 1A, “Risk Factors” of the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2021 and the following, could cause actual results to differ materially from those expressed in, or implied by, such forward-looking statements: the impact that Hurricanes Fiona and Ian will have on the economy in the regions impacted, both positive and negative, for the Corporation’s commercial and retail customers, which will depend on the extent to which rebuilding efforts and disaster relief money stimulate economic activity and the ultimate effect on loan collection; the impact of rising interest rates and inflation on the Corporation, including a decrease in demand for new loan originations and refinancings, increased competition for borrowers, and an increase in non-interest expenses which would have an impact on the Corporation’s margins and may have an adverse impact on origination volumes and financial performance; uncertainties relating to the duration of the COVID-19 pandemic and its impact on the Corporation’s business, operations, employees, credit quality, financial condition and net income; risks related to the Corporation’s participation in government responses or programs related to the COVID-19 pandemic, such as the SBA PPP established by the CARES Act of 2020, as amended, including any judgments, claims, damages, penalties, fines or reputational damage resulting from claims or challenges against the Corporation by governments, regulators, customers or otherwise, relating to the Corporation’s participation in any such responses or programs; the Corporation’s ability to identify and prevent cyber-security incidents, such as data security breaches, ransomware, malware, “denial of service” attacks, “hacking,” identity theft and state-sponsored cyberthreats, and the occurrence of any of which may result in misuse or misappropriation of confidential or proprietary information and could result in the disruption or damage to our systems, increased costs and losses or an adverse effect to our reputation; risks, uncertainties and other factors related to the Corporation’s acquisition of BSPR, including the risk that the Corporation may not realize, either fully or on a timely basis, the cost savings and any other synergies from the acquisition that the Corporation expected, because of deposit attrition, customer loss and/or revenue loss as a result of unexpected factors or events, including those that are outside of our control, and any future business acquisitions or dispositions; uncertainty as to the ultimate outcome of the debt restructuring plan of Puerto Rico (“Plan of Adjustment” or “PoA”) and 2022 Fiscal Plan for Puerto Rico as certified by the Financial Oversight and Management Board for Puerto Rico, or any revisions to it, on our clients and loan portfolios, and any potential impact from future economic or political developments in Puerto Rico; the impact that a slowing economy and increased unemployment or underemployment may have on the performance of our loan and lease portfolio, the market price of our investment securities, the availability of sources of funding and the demand for our products; uncertainty as to the availability of wholesale funding sources, such as securities sold under agreements to repurchase, Federal Home Loan Bank (“FHLB”) advances and brokered CDs; the effect of deteriorating economic conditions in the real estate markets and the consumer and commercial sectors and their impact on the credit quality of the Corporation’s loans and other assets, which may contribute to, among other things, higher than targeted levels of non-performing assets, charge-offs and provisions for credit losses, and may subject the Corporation to further risk from loan defaults and foreclosures; the impact of changes in accounting standards or assumptions in applying those standards, including the continuing impact of the COVID-19 pandemic, or geopolitical concerns, such as the ongoing conflict in Ukraine, on forecasts of economic variables considered for the determination of the ACL required by the CECL accounting standard; the ability of FirstBank to realize the benefits of its net deferred tax assets; the ability of FirstBank to generate sufficient cash flow to make dividend payments to the Corporation; adverse changes in general economic conditions in Puerto Rico, the U.S., and the U.S. and British Virgin Islands, including the interest rate environment, market liquidity, housing absorption rates, real estate prices, and disruptions in the U.S. capital markets, including as a result of past or future widespread health emergencies, natural disasters or geopolitical concerns, such as the ongoing conflict in Ukraine, which may reduce interest margins, affect funding sources and demand for all of the Corporation’s products and services, and reduce the Corporation’s revenues and earnings and the value of the Corporation’s assets; the effect of changes in the interest rate environment, including uncertainty about the effect of the cessation of the London Interbank Offered Rate, which could adversely affect the Corporation’s results of operations, cash flows, and liquidity; an adverse change in the Corporation’s ability to attract new clients, retain existing ones, and gain acceptance from current and prospective customers for new products and services, including those related to the offering of digital banking and financial services; the risk that additional portions of the unrealized losses in the Corporation’s debt securities portfolio are determined to be credit-related, resulting in additional charges to the provision for credit losses on the Corporation’s available-for-sale debt securities portfolio; uncertainty about legislative, tax or regulatory changes that affect financial services companies in Puerto Rico, the U.S., and the U.S. and British Virgin Islands, which could affect the Corporation’s financial condition or performance and could cause the Corporation’s actual results for future periods to differ materially from prior results and anticipated or projected results; the effect of changes in the fiscal and monetary policies and regulations of the U.S. federal government and the Puerto Rico and other governments, particularly in response to rising inflation, including those determined by the Federal Reserve Board, the Federal Reserve Bank of New York, the Federal Deposit Insurance Corporation (the “FDIC”), government-sponsored housing agencies, and regulators in Puerto Rico and the U.S. and British Virgin Islands; the risk of possible failure or circumvention of the Corporation’s internal controls and procedures and the risk that the Corporation’s risk management policies may not be adequate; the risk that the FDIC may increase the deposit insurance premium and/or require special assessments to replenish its insurance fund, causing an additional increase in the Corporation’s non-interest expenses; a need to recognize impairments on the Corporation’s financial instruments, goodwill and other intangible assets relating to business acquisitions; the risk that the impact of the occurrence of any of these uncertainties on the Corporation’s capital would preclude further growth of FirstBank and preclude the Corporation’s Board of Directors from declaring dividends; uncertainty as to whether FirstBank will be able to continue to satisfy its regulators regarding, among other things, its asset quality, liquidity plans, maintenance of capital levels and compliance with applicable laws, regulations, and related requirements; and general competitive factors and industry consolidation. The Corporation does not undertake, and specifically disclaims any obligation to update any “forward-looking statements” to reflect occurrences or unanticipated events or circumstances after the date of such statements, except as required by the federal securities laws.

Basis of Presentation

Use of Non-GAAP Financial Measures

This press release contains GAAP financial measures and non-GAAP financial measures. Non-GAAP financial measures are used when management believes them to be helpful to an investor’s understanding of the Corporation’s results of operations or financial position. Where non-GAAP financial measures are used, the most comparable GAAP financial measure, as well as the reconciliation of the non-GAAP financial measure to the most comparable GAAP financial measure, can be found in the text or in the tables in or attached to this press release. Any analysis of these non-GAAP financial measures should be used only in conjunction with results presented in accordance with GAAP.

Tangible Common Equity Ratio and Tangible Book Value per Common Share

The tangible common equity ratio and tangible book value per common share are non-GAAP financial measures that management believes are generally used by the financial community to evaluate capital adequacy. Tangible common equity is total equity less preferred equity, goodwill, and other intangibles. Tangible assets are total assets less goodwill and other intangibles. Management uses and believes that many stock analysts use the tangible common equity ratio and tangible book value per common share in conjunction with other more traditional bank capital ratios to compare the capital adequacy of banking organizations with significant amounts of goodwill or other intangible assets, typically stemming from the use of the purchase method of accounting for mergers and acquisitions. Accordingly, the Corporation believes that disclosure of these financial measures may be useful to investors. Neither tangible common equity nor tangible assets, or the related measures, should be considered in isolation or as a substitute for stockholders’ equity, total assets, or any other measure calculated in accordance with GAAP. Moreover, the manner in which the Corporation calculates its tangible common equity, tangible assets, and any other related measures may differ from that of other companies reporting measures with similar names.

Adjusted Pre-Tax, Pre-Provision Income

Adjusted pre-tax, pre-provision income is a non-GAAP performance metric that management uses and believes that investors may find useful in analyzing underlying performance trends, particularly in times of economic stress, including as a result of natural catastrophes or health epidemics, such as the COVID-19 pandemic. Adjusted pre-tax, pre-provision income, as defined by management, represents income before income taxes adjusted to exclude the provisions for credit losses on loans, finance leases and debt securities and any gains or losses on sales of investment securities. In addition, from time to time, earnings are also adjusted for certain items regarded as Special Items, such as merger and restructuring costs in connection with the acquisition of BSPR and related integration and restructuring efforts, and costs incurred in connection with the COVID-19 pandemic response efforts, because management believes these items are not reflective of core operating performance, are not expected to reoccur with any regularity or may reoccur at uncertain times and in uncertain amounts.

Net Interest Income, Excluding Valuations, and on a Tax-Equivalent Basis

Net interest income, interest rate spread, and net interest margin are reported excluding the changes in the fair value of derivative instruments and on a tax-equivalent basis in order to provide to investors additional information about the Corporation’s net interest income that management uses and believes should facilitate comparability and analysis of the periods presented. The changes in the fair value of derivative instruments have no effect on interest due or interest earned on interest-bearing liabilities or interest-earning assets, respectively. The tax-equivalent adjustment to net interest income recognizes the income tax savings when comparing taxable and tax-exempt assets and assumes a marginal income tax rate. Income from tax-exempt earning assets is increased by an amount equivalent to the taxes that would have been paid if this income had been taxable at statutory rates. Management believes that it is a standard practice in the banking industry to present net interest income, interest rate spread, and net interest margin on a fully tax-equivalent basis. This adjustment puts all earning assets, most notably tax-exempt securities and tax-exempt loans, on a common basis that management believes facilitates comparison of results to the results of peers.

The following table reconciles net interest income in accordance with GAAP to net interest income excluding valuations, and net interest income on a tax-equivalent basis for the third and second quarters of 2022, the third quarter of 2021 and the nine-month periods ended September 30, 2022 and 2021, respectively. The table also reconciles net interest spread and net interest margin to these items excluding valuations, and on a tax-equivalent basis.

	Quarter Ended			Nine-Month Period Ended
(Dollars in thousands)	September 30, 2022	June 30, 2022	September 30, 2021	September 30, 2022	September 30, 2021
Net Interest Income
Interest Income - GAAP	$222,683	$208,625	$200,172	$629,162	$596,273
Unrealized gain on derivative instruments	(11)	(9)	(4)	(35)	(22)
Interest income excluding valuations	222,672	208,616	200,168	629,127	596,251
Tax-equivalent adjustment	9,150	9,389	6,864	25,758	17,545
Interest income on a tax-equivalent basis and excluding valuations	$231,822	$218,005	$207,032	$654,885	$613,796

Interest Expense - GAAP	$14,773	$12,439	$15,429	$39,442	$50,482

Net interest income - GAAP	$207,910	$196,186	$184,743	$589,720	$545,791

Net interest income excluding valuations	$207,899	$196,177	$184,739	$589,685	$545,769

Net interest income on a tax-equivalent basis and excluding valuations	$217,049	$205,566	$191,603	$615,443	$563,314

Average Balances
Loans and leases	$11,218,864	$11,102,310	$11,223,926	$11,143,088	$11,515,647
Total securities, other short-term investments and interest-bearing cash balances	7,938,530	8,568,022	9,134,121	8,381,951	7,857,639
Average Interest-Earning Assets	$19,157,394	$19,670,332	$20,358,047	$19,525,039	$19,373,286
Average Interest-Bearing Liabilities	$11,026,975	$11,567,228	$11,718,557	$11,267,984	$11,883,768

Average Yield/Rate
Average yield on interest-earning assets - GAAP	4.61%	4.25%	3.90%	4.31%	4.12%
Average rate on interest-bearing liabilities - GAAP	0.53%	0.43%	0.52%	0.47%	0.57%
Net interest spread - GAAP	4.08%	3.82%	3.38%	3.84%	3.55%
Net interest margin - GAAP	4.31%	4.00%	3.60%	4.04%	3.77%

Average yield on interest-earning assets excluding valuations	4.61%	4.25%	3.90%	4.31%	4.11%
Average rate on interest-bearing liabilities excluding valuations	0.53%	0.43%	0.52%	0.47%	0.57%
Net interest spread excluding valuations	4.08%	3.82%	3.38%	3.84%	3.54%
Net interest margin excluding valuations	4.31%	4.00%	3.60%	4.04%	3.77%

Average yield on interest-earning assets on a tax-equivalent basis
and excluding valuations	4.80%	4.45%	4.03%	4.48%	4.24%
Average rate on interest-bearing liabilities	0.53%	0.43%	0.52%	0.47%	0.57%
Net interest spread on a tax-equivalent basis and excluding valuations	4.27%	4.01%	3.51%	4.02%	3.67%
Net interest margin on a tax-equivalent basis and excluding valuations	4.49%	4.19%	3.73%	4.21%	3.89%

FIRST BANCORP
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

	As of
	September 30, 2022	June 30, 2022	December 31, 2021
(In thousands, except for share information)
ASSETS
Cash and due from banks	$552,933	$1,261,590	$2,540,376
Money market investments:
Time deposits with other financial institutions	300	300	300
Other short-term investments	1,757	1,633	2,382
Total money market investments	2,057	1,933	2,682
Debt securities available for sale, at fair value (ACL of $664 as of September 30, 2022;
$676 as of June 30, 2022; $1,105 as of December 31, 2021)	5,668,689	6,081,120	6,453,761
Debt securities held to maturity, at amortized cost, net of ACL of $8,257 as of September 30, 2022,
$8,885 as of June 30, 2022, and $8,571 as of December 31, 2021	437,605	449,342	169,562
Equity securities	24,727	32,843	32,169
Total investment securities	6,131,021	6,563,305	6,655,492
Loans, net of ACL (September 30, 2022 - $257,859; June 30, 2022 - $252,152; December 31, 2021 - $269,030)	11,040,759	10,954,722	10,791,628
Loans held for sale, at lower of cost or market	12,169	22,601	35,155
Total loans, net	11,052,928	10,977,323	10,826,783
Premises and equipment, net	143,429	145,395	146,417
OREO	38,682	41,706	40,848
Accrued interest receivable on loans and investments	61,108	62,501	61,507
Deferred tax asset, net	166,100	166,999	208,482
Goodwill	38,611	38,611	38,611
Intangible assets	23,245	25,424	29,934
Other assets	231,920	246,848	234,143
Total assets	$18,442,034	$19,531,635	$20,785,275
LIABILITIES
Deposits:
Non-interest-bearing deposits	$6,235,782	$6,286,922	$7,027,513
Interest-bearing deposits	10,333,799	10,853,206	10,757,381
Total deposits	16,569,581	17,140,128	17,784,894
Securities sold under agreements to repurchase	200,000	200,000	300,000
Advances from the FHLB	-	200,000	200,000
Other borrowings	183,762	183,762	183,762
Accounts payable and other liabilities	223,358	249,829	214,852
Total liabilities	17,176,701	17,973,719	18,683,508
STOCKHOLDERSʼ EQUITY
Common stock outstanding and additional paid-in capital, net of treasury stock
(September 30, 2022 - 186,257,659; June 30, 2022 - 191,626,336; December 31, 2021 - 201,826,505)	534,742	608,338	758,471
Retained earnings	1,593,284	1,541,334	1,427,295
Accumulated other comprehensive loss	(862,693)	(591,756)	(83,999)
Total stockholdersʼ equity	1,265,333	1,557,916	2,101,767
Total liabilities and stockholdersʼ equity	$18,442,034	$19,531,635	$20,785,275

FIRST BANCORP
CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	Quarter Ended			Nine-Month Period Ended
	September 30, 2022	June 30, 2022	September 30, 2021	September 30, 2022	September 30, 2021
(In thousands, except per share information)
Net interest income:
Interest income	$222,683	$208,625	$200,172	$629,162	$596,273
Interest expense	14,773	12,439	15,429	39,442	50,482
Net interest income	207,910	196,186	184,743	589,720	545,791
Provision for credit losses - expense (benefit):
Loans	14,352	12,665	(8,734)	10,028	(49,479)
Unfunded loan commitments	2,071	812	(971)	2,705	(3,346)
Debt securities	(640)	(3,474)	(2,377)	(749)	(664)
Provision for credit losses - expense (benefit)	15,783	10,003	(12,082)	11,984	(53,489)
Net interest income after provision for credit losses	192,127	186,183	196,825	577,736	599,280

Non-interest income:
Service charges and fees on deposit accounts	9,820	9,466	8,690	28,649	25,782
Mortgage banking activities	3,400	4,082	6,098	12,688	19,775
Other non-interest income	16,473	17,393	15,158	52,155	45,229
Total non-interest income	29,693	30,941	29,946	93,492	90,786

Non-interest expenses:
Employees’ compensation and benefits	52,939	51,304	50,220	153,797	150,776
Occupancy and equipment	22,543	21,505	23,306	66,434	71,664
Business promotion	5,136	4,042	3,370	12,641	9,565
Professional service fees	12,549	12,036	13,554	35,179	48,019
Taxes, other than income taxes	5,349	4,689	5,238	15,056	17,013
Insurance and supervisory fees	3,853	3,769	3,630	11,530	12,262
Net gain on OREO operations	(1,064)	(1,485)	(2,288)	(3,269)	(529)
Merger and restructuring costs	-	-	2,268	-	24,582
Other non-interest expenses	13,884	12,466	14,738	38,806	44,157
Total non-interest expenses	115,189	108,326	114,036	330,174	377,509

Income before income taxes	106,631	108,798	112,735	341,054	312,557
Income tax expense	(32,028)	(34,103)	(37,057)	(109,156)	(105,171)

Net income	$74,603	$74,695	$75,678	$231,898	$207,386

Net income attributable to common stockholders	$74,603	$74,695	$75,009	$231,898	$205,379

Earnings per common share:
Basic	$0.40	$0.38	$0.36	$1.20	$0.97
Diluted	$0.40	$0.38	$0.36	$1.19	$0.96

About First BanCorp.

First BanCorp. is the parent corporation of FirstBank Puerto Rico, a state-chartered commercial bank with operations in Puerto Rico, the U.S. and the British Virgin Islands and Florida, and of FirstBank Insurance Agency. Among the subsidiaries of FirstBank Puerto Rico are First Federal Finance Corp. and First Express, both small loan companies. First BanCorp.’s shares of common stock trade on the New York Stock Exchange under the symbol FBP. Additional information about First BanCorp. may be found at www.1firstbank.com.

EXHIBIT A

Table 1 – Selected Financial Data

	Quarter ended			Nine-Month Period Ended
(Shares in thousands)	September 30, 2022	June 30, 2022	September 30, 2021	September 30, 2022	September 30, 2021
Selected Financial Ratios (In Percent):
Per Common Share Results:
Net earnings per share - basic	$0.40	$0.38	$0.36	$1.20	$0.97
Net earnings per share - diluted	$0.40	$0.38	$0.36	$1.19	$0.96
Cash dividends declared	$0.12	$0.12	$0.07	$0.34	$0.21
Average shares outstanding	187,236	194,405	206,725	193,217	212,406
Average shares outstanding diluted	188,319	195,366	207,796	194,368	213,523
Book value per common share	$6.79	$8.13	$10.47	$6.79	$10.47
Tangible book value per common share (1)	$6.46	$7.80	$10.12	$6.46	$10.12
Profitability:
Return on Average Assets	1.55	1.52	1.42	1.57	1.38
Interest Rate Spread (2)	4.27	4.01	3.51	4.02	3.67
Net Interest Margin (2)	4.49	4.19	3.73	4.21	3.89
Return on Average Total Equity	19.00	17.82	13.43	17.73	12.28
Return on Average Common Equity	19.00	17.82	13.53	17.73	12.36
Average Total Equity to Average Total Assets	8.14	8.52	10.61	8.88	11.22
Total capital	19.38	19.67	20.67	19.38	20.67
Common equity Tier 1 capital	16.66	16.95	17.62	16.66	17.62
Tier 1 capital	16.66	16.95	17.92	16.66	17.92
Leverage	10.36	10.18	10.17	10.36	10.17
Tangible common equity ratio (1)	6.55	7.67	9.87	6.55	9.87
Dividend payout ratio	30.12	31.23	19.29	28.33	21.72
Efficiency ratio (3)	48.48	47.69	53.12	48.33	59.30
Asset Quality:
Allowance for credit losses for loans and finance leases to total loans held for investment	2.28	2.25	2.59	2.28	2.59
Net charge-offs (annualized) to average loans	0.31	0.21	0.99	0.25	0.56
Provision for credit losses for loans and finance leases - expense (benefit) to net charge-offs	166.02	212.50	(31.34)	47.30	(102.98)
Non-performing assets to total assets	0.78	0.76	0.81	0.78	0.81
Nonaccrual loans held for investment to total loans held for investment	0.86	0.88	1.10	0.86	1.10
Allowance for credit losses for loans and finance leases to total nonaccrual loans
held for investment	264.43	254.42	236.09	264.43	236.09
Allowance for credit losses for loans and finance leases to total nonaccrual loans
held for investment, excluding residential estate loans	473.31	462.48	468.48	473.31	468.48
Other Information:
Common Stock Price: End of period	$13.68	$12.91	$13.15	$13.68	$13.15

(1)	Non-GAAP financial measures (as defined above). Refer to Statement of Financial Condition above for additional information about the components and a reconciliation of these measures.
(2)

On a tax-equivalent basis and excluding changes in the fair value of derivative instruments (Non-GAAP financial measure). Refer to Basis of Presentation above for additional information and a reconciliation of these measures.

(3)	Non-interest expenses to the sum of net interest income and non-interest income.

Table 2 – Quarterly Statement of Average Interest-Earning Assets and Average Interest-Bearing Liabilities (On a Tax-Equivalent Basis)

	Average Volume			Interest income (1) / expense			Average Rate (1)
Quarter ended	September 30,	June 30,	September 30,	September 30,	June 30,	September 30,	September 30,	June 30,	September 30,
	2022	2022	2021	2022	2022	2021	2022	2022	2021
(Dollars in thousands)
Interest-earning assets:
Money market and other short-term investments	$882,759	$1,530,353	$2,514,882	$4,654	$2,873	$968	2.09%	0.75%	0.15%
Government obligations (2)	2,912,130	2,922,226	2,325,835	10,325	10,090	7,044	1.41%	1.38%	1.20%
Mortgage-backed securities	4,113,870	4,081,573	4,255,171	22,028	22,804	17,091	2.12%	2.24%	1.59%
FHLB stock	16,677	21,275	27,080	292	251	327	6.95%	4.73%	4.79%
Other investments	13,094	12,595	11,153	45	12	30	1.36%	0.38%	1.07%
Total investments (3)	7,938,530	8,568,022	9,134,121	37,344	36,030	25,460	1.87%	1.69%	1.11%
Residential mortgage loans	2,855,927	2,891,403	3,193,918	39,874	40,573	43,901	5.54%	5.63%	5.45%
Construction loans	118,794	124,070	171,088	1,831	1,768	2,178	6.12%	5.72%	5.05%
C&I and commercial mortgage loans	5,085,257	5,054,223	5,104,362	73,518	64,500	64,835	5.74%	5.12%	5.04%
Finance leases	647,586	617,399	528,893	11,751	11,410	9,945	7.20%	7.41%	7.46%
Consumer loans	2,511,300	2,415,215	2,225,665	67,504	63,724	60,713	10.66%	10.58%	10.82%
Total loans (4) (5)	11,218,864	11,102,310	11,223,926	194,478	181,975	181,572	6.88%	6.57%	6.42%
Total interest-earning assets	$19,157,394	$19,670,332	$20,358,047	$231,822	$218,005	$207,032	4.80%	4.45%	4.03%

Interest-bearing liabilities:
Brokered certificates of deposit (“CDs”)	$63,524	$76,790	$126,775	$333	$404	$664	2.08%	2.11%	2.08%
Other interest-bearing deposits	10,481,863	10,906,676	10,788,020	9,645	7,290	9,018	0.37%	0.27%	0.33%
Other borrowed funds	383,762	383,762	483,762	4,266	3,670	3,848	4.41%	3.84%	3.16%
FHLB advances	97,826	200,000	320,000	529	1,075	1,899	2.15%	2.16%	2.35%
Total interest-bearing liabilities	$11,026,975	$11,567,228	$11,718,557	$14,773	$12,439	$15,429	0.53%	0.43%	0.52%
Net interest income				$217,049	$205,566	$191,603
Interest rate spread							4.27%	4.01%	3.51%
Net interest margin							4.49%	4.19%	3.73%

(1)

On a tax-equivalent basis. The tax-equivalent yield was estimated by dividing the interest rate spread on exempt assets by 1 less the Puerto Rico statutory tax rate of 37.5% and adding to it the cost of interest-bearing liabilities. When adjusted to a tax-equivalent basis, yields on taxable and exempt assets are comparable. Changes in the fair value of derivative instruments are excluded from interest income because the changes in valuation do not affect interest paid or received. Refer to Basis of Presentation above for additional information and a reconciliation of these measures.

(2)	Government obligations include debt issued by government-sponsored agencies.
(3)	Unrealized gains and losses on available-for-sale debt securities are excluded from the average volumes.
(4)	Average loan balances include the average of non-performing loans.
(5)

Interest income on loans includes $2.9 million, $3.0 million and $2.7 million for the quarters ended September 30, 2022, June 30, 2022, and September 30, 2021, respectively, of income from prepayment penalties and late fees related to the Corporation's loan portfolio.

Table 3 – Year-to-Date Statement of Average Interest-Earning Assets and Average Interest-Bearing Liabilities (On a Tax-Equivalent Basis)

	Average Volume		Interest income (1) / expense		Average Rate (1)
Nine-Month Period Ended	September 30, 2022	September 30, 2021	September 30, 2022	September 30, 2021	September 30, 2022	September 30, 2021
(Dollars in thousands)
Interest-earning assets:
Money market and other short-term investments	$1,412,802	$1,898,678	$8,347	$1,750	0.79%	0.12%
Government obligations (2)	2,857,462	1,890,437	28,647	19,627	1.34%	1.39%
Mortgage-backed securities	4,079,403	4,029,794	64,252	41,173	2.11%	1.37%
FHLB stock	19,788	28,917	830	1,094	5.61%	5.06%
Other investments	12,496	9,813	78	45	0.83%	0.61%
Total investments (3)	8,381,951	7,857,639	102,154	63,689	1.63%	1.08%
Residential mortgage loans	2,902,542	3,347,186	121,134	135,114	5.58%	5.40%
Construction loans	119,214	186,998	5,123	10,530	5.75%	7.53%
C&I and commercial mortgage loans	5,081,049	5,295,346	200,022	198,131	5.26%	5.00%
Finance leases	617,946	504,379	34,073	28,137	7.37%	7.46%
Consumer loans	2,422,337	2,181,738	192,379	178,195	10.62%	10.92%
Total loans (4) (5)	11,143,088	11,515,647	552,731	550,107	6.63%	6.39%
Total interest-earning assets	$19,525,039	$19,373,286	$654,885	$613,796	4.48%	4.24%

Interest-bearing liabilities:
Brokered certificates of deposit (“CDs”)	$77,239	$153,984	$1,214	$2,421	2.10%	2.10%
Other interest-bearing deposits	10,627,862	10,874,337	24,110	30,385	0.30%	0.37%
Other borrowed funds	397,315	483,762	11,451	11,248	3.85%	3.11%
FHLB advances	165,568	371,685	2,667	6,428	2.15%	2.31%
Total interest-bearing liabilities	$11,267,984	$11,883,768	$39,442	$50,482	0.47%	0.57%
Net interest income			$615,443	$563,314
Interest rate spread					4.02%	3.67%
Net interest margin					4.21%	3.89%

(1)

On a tax-equivalent basis. The tax-equivalent yield was estimated by dividing the interest rate spread on exempt assets by 1 less the Puerto Rico statutory tax rate of 37.5% and adding to it the cost of interest-bearing liabilities. When adjusted to a tax-equivalent basis, yields on taxable and exempt assets are comparable. Changes in the fair value of derivative instruments are excluded from interest income because the changes in valuation do not affect interest paid or received. Refer to Basis of Presentation above for additional information and a reconciliation of these measures.

(2)	Government obligations include debt issued by government-sponsored agencies.
(3)	Unrealized gains and losses on available-for-sale debt securities are excluded from the average volumes.
(4)	Average loan balances include the average of non-performing loans.
(5)

Interest income on loans includes $8.5 million and $7.8 million for the nine-month periods ended September 30, 2022 and 2021, respectively, of income from prepayment penalties and late fees related to the Corporation's loan portfolio.

Table 4 – Loan Portfolio by Geography

	As of September 30, 2022
	Puerto Rico	Virgin Islands	United States	Consolidated
(In thousands)
Residential mortgage loans	$2,240,466	$174,766	$415,742	$2,830,974

Commercial loans:
Construction loans	23,595	4,121	96,278	123,994
Commercial mortgage loans	1,688,345	66,102	511,167	2,265,614
Commercial and Industrial loans (1)	1,772,418	69,748	1,016,120	2,858,286
Commercial loans	3,484,358	139,971	1,623,565	5,247,894

Finance leases	669,114	-	-	669,114

Consumer loans	2,480,412	58,911	11,313	2,550,636
Loans held for investment	8,874,350	373,648	2,050,620	11,298,618

Loans held for sale	12,169	-	-	12,169
Total loans	$8,886,519	$373,648	$2,050,620	$11,310,787

	As of June 30, 2022
	Puerto Rico	Virgin Islands	United States	Consolidated
(In thousands)
Residential mortgage loans	$2,265,653	$178,879	$407,153	$2,851,685

Commercial loans:
Construction loans	21,628	3,849	89,833	115,310
Commercial mortgage loans	1,718,961	65,918	485,234	2,270,113
Commercial and Industrial loans (1)	1,795,134	74,076	993,707	2,862,917
Commercial loans	3,535,723	143,843	1,568,774	5,248,340

Finance leases	633,781	-	-	633,781

Consumer loans	2,404,267	55,581	13,220	2,473,068
Loans held for investment	8,839,424	378,303	1,989,147	11,206,874

Loans held for sale	22,425	176	-	22,601
Total loans	$8,861,849	$378,479	$1,989,147	$11,229,475

	As of December 31, 2021
	Puerto Rico	Virgin Islands	United States	Consolidated
(In thousands)
Residential mortgage loans	$2,361,322	$188,251	$429,322	$2,978,895

Commercial loans:
Construction loans	38,789	4,344	95,866	138,999
Commercial mortgage loans	1,635,137	67,094	465,238	2,167,469
Commercial and Industrial loans (1)	1,867,082	79,515	940,654	2,887,251
Commercial loans	3,541,008	150,953	1,501,758	5,193,719

Finance leases	575,005	-	-	575,005

Consumer loans	2,245,097	52,282	15,660	2,313,039
Loans held for investment	8,722,432	391,486	1,946,740	11,060,658

Loans held for sale	33,002	177	1,976	35,155
Total loans	$8,755,434	$391,663	$1,948,716	$11,095,813

(1)	Includes $17.9 million of SBA PPP loans, net of unearned fees of $1.3 million, as of September 30, 2022 (June 30, 2022 - $49.4 million; December 31, 2021 - $145.0 million).

Table 5 – Non-Performing Assets by Geography

	As of September 30, 2022
(In thousands)	Puerto Rico	Virgin Islands	United States	Total
Nonaccrual loans held for investment:
Residential mortgage	$30,988	$6,530	$5,518	$43,036
Commercial mortgage	15,269	8,472	-	23,741
Commercial and Industrial	13,564	1,313	838	15,715
Construction	854	1,383	-	2,237
Consumer and finance leases	12,510	143	134	12,787
Total nonaccrual loans held for investment	73,185	17,841	6,490	97,516
OREO	34,626	4,025	31	38,682
Other repossessed property	4,789	98	49	4,936
Other assets (1)	2,193	-	-	2,193
Total non-performing assets (2)	$114,793	$21,964	$6,570	$143,327
Past due loans 90 days and still accruing (3)	$80,249	$1,541	$-	$81,790

	As of June 30, 2022
(In thousands)	Puerto Rico	Virgin Islands	United States	Total
Nonaccrual loans held for investment:
Residential mortgage	$32,161	$6,455	$5,972	$44,588
Commercial mortgage	15,604	9,149	-	24,753
Commercial and Industrial	14,350	1,830	899	17,079
Construction	985	1,390	-	2,375
Consumer and finance leases	9,900	211	204	10,315
Total nonaccrual loans held for investment	73,000	19,035	7,075	99,110
OREO	37,606	4,100	-	41,706
Other repossessed property	3,709	98	33	3,840
Other assets (1)	2,809	-	-	2,809
Total non-performing assets (2)	$117,124	$23,233	$7,108	$147,465
Past due loans 90 days and still accruing (3)	$92,739	$1,625	$121	$94,485

	As of December 31, 2021
(In thousands)	Puerto Rico	Virgin Islands	United States	Total
Nonaccrual loans held for investment:
Residential mortgage	$39,256	$8,719	$7,152	$55,127
Commercial mortgage	15,503	9,834	-	25,337
Commercial and Industrial	14,708	1,476	951	17,135
Construction	1,198	1,466	-	2,664
Consumer and finance leases	10,177	144	133	10,454
Total nonaccrual loans held for investment	80,842	21,639	8,236	110,717
OREO	36,750	3,450	648	40,848
Other repossessed property	3,456	187	44	3,687
Other assets (1)	2,850	-	-	2,850
Total non-performing assets (2)	$123,898	$25,276	$8,928	$158,102
Past due loans 90 days and still accruing (3)	$114,001	$1,265	$182	$115,448

(1)	Residential pass-through MBS issued by the PRHFA held as part of the available-for-sale debt securities portfolio.
(2)

Excludes PCD loans previously accounted for under ASC Subtopic 310-30 for which the Corporation made the accounting policy election of maintaining pools of loans as “units of account” both at the time of adoption of CECL on January 1, 2020 and on an ongoing basis for credit loss measurement. These loans will continue to be excluded from nonaccrual loan statistics as long as the Corporation can reasonably estimate the timing and amount of cash flows expected to be collected on the loan pools. The portion of such loans contractually past due 90 days or more amounted to $12.8 million as of September 30, 2022 (June 30, 2022 - $15.3 million; December 31, 2021 - $20.6 million).

(3)

These include rebooked loans, which were previously pooled into GNMA securities, amounting to $8.0 million as of September 30, 2022 (June 30, 2022 - $10.8 million; December 31, 2021 - $7.2 million). Under the GNMA program, the Corporation has the option but not the obligation to repurchase loans that meet GNMA's specified delinquency criteria. For accounting purposes, the loans subject to the repurchase option are required to be reflected on the financial statements with an offsetting liability.

Table 6 – Allowance for Credit Losses on Loans and Finance Leases

	Quarter Ended				Nine-Month Period Ended
	September 30,	June 30,	September 30,		September 30,	September 30,
	2022	2022	2021		2022	2021
(Dollars in thousands)
Allowance for credit losses on loans and finance leases, beginning of period	$252,152	$245,447	$324,958		$269,030	$385,887
Provision for credit losses on loans and finance leases expense (benefit)	14,352	12,665	(8,734)		10,028	(49,479)
Net (charge-offs) recoveries of loans:
Residential mortgage	(907)	(792)	(23,450)	(1)	(2,845)	(27,529)	(1)
Commercial mortgage	54	1,216	(386)		1,277	(1,157)
Commercial and industrial	486	521	327		1,752	5,591
Construction	(20)	27	35		15	64
Consumer loans and finance leases	(8,258)	(6,932)	(4,390)		(21,398)	(25,017)
Net charge-offs	(8,645)	(5,960)	(27,864)		(21,199)	(48,048)
Allowance for credit losses on loans and finance leases, end of period	$257,859	$252,152	$288,360		$257,859	$288,360

Allowance for credit losses on loans and finance leases to period end total loans held for investment	2.28%	2.25%	2.59%		2.28%	2.59%
Net charge-offs (annualized) to average loans outstanding during the period	0.31%	0.21%	0.99%	(2)	0.25%	0.56%	(2)
Provision for credit losses on loans and finance leases to net charge-offs during the period	1.66x	2.13x	-0.31x		0.47x	-1.03x

(1)	Includes net charge-offs totaling $23.1 million associated with the bulk sale of residential mortgage nonaccrual loans and related servicing advance receivables.
(2)	Excluding net charge-offs associated with the bulk sale, total net charge-offs for the third quarter and first nine months of 2021 was 0.17% and 0.29%, respectively.

Table 7 – Annualized Net Charge-Offs (Recoveries) to Average Loans

	Quarter Ended				Nine-Month Period Ended
	September 30, 2022	June 30, 2022	September 30, 2021		September 30, 2022	September 30, 2021
Residential mortgage	0.13%	0.11%	2.94%	(1)	0.13%	1.10%	(1)
Commercial mortgage	-0.01%	-0.22%	0.07%		-0.08%	0.07%
Commercial and industrial	-0.07%	-0.07%	-0.04%		-0.08%	-0.24%
Construction	0.07%	-0.09%	-0.08%		-0.02%	-0.05%
Consumer loans and finance leases	1.05%	0.91%	0.64%		0.94%	1.24%
Total loans	0.31%	0.21%	0.99%	(1)	0.25%	0.56%	(1)

(1)

Includes net charge-offs totaling $23.1 million associated with the bulk sale of residential mortgage nonaccrual loans and related servicing advance receivables. Excluding net charge-offs associated with the bulk sale, residential mortgage and total net charge offs to related average loans for the third quarter of 2021 was 0.05% and 0.17%, respectively, and for the first nine months of 2021 was 0.18% and 0.29%, respectively.

Contacts

First BanCorp.
Ramon Rodriguez
Senior Vice President
Corporate Strategy and Investor Relations
ramon.rodriguez@firstbankpr.com
(787) 729-8200 Ext. 82179